Filed Pursuant to Rule 433
Registration Statement Number 333-132750
May 3, 2007
Final Term Sheet

Issuer:	Comcast Corporation

Guarantors:	Comcast Cable Communications, LLC
Comcast Cable Communications Holdings, Inc.
Comcast Cable Holdings, LLC
Comcast MO Group, Inc.
Comcast MO of Delaware, LLC

Expected Ratings:	Moody’s: Baa2; S&P: BBB+; Fitch: BBB+

Issue of Securities:	6.625% Notes due 2056

Denomination:	$25.00 (each $25.00 principal amount “a note”)

Aggregate Principal Amount:	$550,000,000 (22,000,000 notes)

Over-Allotment Option:	3,300,000 notes

Coupon:	6.625% per annum, accruing from May 10, 2007

Interest Payment Dates:	Quarterly on May 15, August 15, November 15 and February 15, beginning on August 15, 2007

Maturity:	May 15, 2056

Redemption:	Comcast may redeem the notes, in whole or in part, at any time on or after May 15, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Settlement Date:	May 10, 2007 (T+5)

CUSIP Number:	20030N 507

Public Offering Price:	$25.00 per note; $550,000,000 total (not including over-allotment option)

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.